Uranium 308 Corp. Enters Into Mineral Option Agreement to Acquire a 75% Ownership Interest in Two Mineral Concessions Located in Peru

LAS VEGAS, July 5, 2011 (BUSINESS WIRE) — Uranium 308 Corp. (OTC Pinks: URCO) (the "Company") is pleased to announce that it has entered into a definitive mineral option agreement with Laberinto Holdings, S.A. ("Laberinto"), a Peruvian corporation, allowing the Company to acquire a 75% ownership interest in mineral concession number 01-02934-11 containing 100 hectares in the Pernene district, Chanchamayo, Peru, and mineral concession number 01-02933-11 containing 800 hectares in the Palca district, Tarma, Peru, both located in the Department of Junin in exchange for: (i) the payment of US$50,000 in cash to Laberinto within two months following the execution of the definitive option agreement for 25% interest in the concessions; (ii) the issuance of 15,000,000 shares of restricted common stock of the Company to Laberinto upon the execution of the definitive option agreement for additional 25% interest in concessions; and (iii) exploration expenditures by the Company in its sole discretion on the mineral concessions in the amount of US$250,000 on or before the first anniversary of the execution of the definitive option agreement for additional 25% interest in concessions.

President and CEO, Dennis Tan stated, “We are very excited about the potential both claims present.  This marks the beginning of a new direction for the Company for which we see tremendous opportunity and a clear direction and strategy in creating future value for our shareholders.”

FORWARD-LOOKING STATEMENTS

This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

SOURCE: Uranium 308 Corp.

CONTACT:

Uranium 308 Corp. Dennis Tan, 702-425-8662 President and Director